EXHIBIT 99.2

 IWEB, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the reverse merger transaction (the “Transaction”) between IWEB, Inc. (the “Company”, “IWBB”, “we”, “us”, or “our”) and Enigma Technology International Corporation (“Enigma BVI”), a company incorporated in the British Virgin Islands.

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IWEB, Inc..

Unaudited Proforma Condensed Balance Sheet

As of December 31, 2016

(Stated in US Dollars)

	Historical (Note 1)		Pro Forma
	IWBB	Enigma BVI	Adjustments	Note 2	Combined

ASSETS
Current assets
Cash at bank	$414	$586	(1)	(4)	$999
Prepayments	-	100,000			100,000
Total current assets	414	100,586			100,999
Total assets	$414	$100,586			$100,999

Current Liabilities:
Advance from director	-	69,299			69,299
Total liabilities	-	69,299			69,299

Stockholders’ Equity:
Common stock, $0.0001 par value; 75,000,000 shares authorized; 51,495,000 shared issued and outstanding	5,149	-	2,351	(2)	7,500
Treasury shares	-	-	(1)	(4)	-
			1	(2)
Common shares	-	141,363	(141,363)	(3)	-
Additional paid in capital	10,801	-	125,827	(1)(3)	134,276
			(2,352)	(2)
Accumulated losses	(15,536)	(112,405)	15,536	(1)	(112,405)
Accumulated other comprehensive income		2,329			2,329
Total stockholders' equity	414	31,287			31,700

Total liabilities and stockholders’ equity	$414	$100,586			$100,999

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IWEB, Inc.

Unaudited Proforma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

(Stated in US Dollars)

	Historical (Note 1)		Pro Forma
	IWBB	Enigma BVI	Adjustments	Note 2	Combined

REVENUE	$105,076	$-	(105,076)	(1)	$-

COST OF REVENUE	(80,180)	-	80,180	(1)	-

GROSS PROFIT	24,896	-	(24,896)	(1)	-

OPERATING EXPENSES

General and administrative expenses	(36,711)	(112,405)	36,711	(1)	(112,405)

LOSS FROM OPERATIONS	(11,815)	(112,405)			(112,405)

Other income (expense)	-	-			-

NET LOSS BEFORE TAXES	(11,815)	(112,405)			(112,405)

Income tax expense	-	-			-

NET LOSS	$(11,900)	$(112,405)			$(112,405)

NET LOSS PER SHARE: BASIC AND DILUTED*	$0.00 *				$0.00 *

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	51,495,000		63,000,000	(2)	75,000,000
			(39,495,000)	(4)

* Less than $0.01 per share

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Notes to Unaudited Pro Forma Condensed Combined Financial Statements

On May 15, 2017, IWEB, Inc. (“the Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Enigma Technology International Corporation, a British Virgin Islands company, (“Enigma BVI”), and all the shareholders of Enigma BVI, namely, Mr. Ratanaphon Wongnapachant, Ms. Chanikarn Lertchawalitanon, and S-Mark Co. Ltd. (each a “Shareholder” and collectively the “Shareholders”), to acquire all the issued and outstanding capital stock of Enigma BVI in exchange for the issuance to the Shareholders of an aggregate of 63,000,000 restricted shares of our common stock (the “Reverse Merger”) delivered on the Closing Date of the Reverse Merger (the “Closing Shares”). The Reverse Merger closed on May 15, 2017. Immediately after the closing of the Reverse Merger, we will have a total of 75,000,000 issued and outstanding shares of common stock, 63,000,000 of which are held by the Shareholders. As a result of the Reverse Merger, Enigma BVI is now our wholly-owned subsidiary.

In connection with the transactions contemplated by the Share Exchange Agreement, the Company and Mr. Wai entered into a Repurchase Agreement, dated May 14, 2017, pursuant to which the Company purchased 39,495,000 shares of the Company’s common stock (the “Repurchase Shares”) from Mr. Wai for a total purchase price of $1.00, effective immediately prior to the consummation of the Share Exchange Agreement. The Repurchase Shares were held as treasury shares and issued to the Shareholders pursuant to the Share Exchange Agreement. Mr. Wai Hok Fung (Mr, Wai) is the President and a director of the Company.

On May 15, 2017 the Company completed the acquisition of Enigma BVI. As a result of the transaction, Enigma BVI will become a wholly owned subsidiary of the Company, the former shareholders of Enigma BVI became the holders of approximately 84% of the Company’s issued and outstanding capital stock on a fully-diluted bases. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Enigma BVI is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from the historical unaudited financial statements of the Company and Enigma BVI after giving effect to the merger with Enigma BVI.

The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is presented as if the acquisition of Enigma BVI had occurred on December 31, 2016.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is presented as if the acquisition of Enigma BVI had occurred on January 1, 2016 and were carried forward through each of the aforementioned periods presented.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Reverse Merger; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This merger will be treated as a reverse acquisition, and therefore Enigma BVI is treated as the accounting acquirer, such that the financial statements of Enigma BVI immediately after the merger will become those of the Company. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements and accompanying notes of the Company included in the Company’s Quartery Reports on Form 10-Q and the Transition Report on Form 10-K for the transition period from July 1, 2016 to December 31, 2016, and of Enigma BVI included in this Form 8-K for the period from November 24, 2016 (inception) through December 31, 2016.

These pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual consolidated financial position and consolidated results of operations had the purchase been in effect during the periods presented, or of consolidated financial condition or consolidated results of operations that may be reported in the future.

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Note 2 — PRO FORMA ADJUSTMENTS

The adjustment included in the pro forma balance sheet and statement of operations is as follows:

(1)	To eliminate the accumulated loss of IWBB incurred before the reverse acquisition.

(2)	To reflect the issuance of 63,000,000 shares to the former shareholders of Enigma (including the Repurchase Shares that were held as treasury shares and issued to the Shareholders pursuant to the Share Exchange Agreement), resulting in 75,000,000 total shares of common stock outstanding of IWBB after the reverse acquisition.

(3)	To eliminate paid-in capital of Enigma BVI.

(4)	To reflect the repurchase of 39,495,000 shares of the Company’s common stock (the “Repurchase Shares”) from Mr. Wai for a total purchase price of $1.00 as treasury shares.

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